Exhibit 99.1

Ocular Therapeutix™ Receives FDA Warning Letter Related to ReSure® Sealant

BEDFORD, Mass.—(BUSINESS WIRE)— October 19, 2018— Ocular Therapeutix, Inc. (NASDAQ:OCUL), a biopharmaceutical company focused on the formulation, development, and commercialization of innovative therapies for diseases and conditions of the eye, today announced the receipt of a warning letter from the U.S. Food and Drug Administration (FDA) dated October 17, 2018 and received on October 18, 2018.  The letter relates to Ocular’s compliance with data collection and information reporting obligations in a post-approval Device Exposure Registry study required as a condition for approval of the premarket approval (PMA) application for ReSure® Sealant.  The Company is required to provide periodic reports to the FDA on the progress of this post-approval study until it is completed.  The Company has had discussions with the FDA regarding the conduct of the study and intends to respond to the warning letter from the FDA within the required 15 day period.

Ocular Therapeutix takes the warning letter seriously and is committed to working with the FDA to address and resolve the concerns cited in the warning letter.

About ReSure® Sealant

ReSure Sealant, a hydrogel ophthalmic wound sealant, is a product currently indicated for intraoperative management of clear corneal incisions (up to 3.5mm) with a demonstrated wound leak for which a temporary dry surface can be achieved, in order to prevent postoperative fluid egress from such incisions following cataract surgery with intraocular lens placement in adults.

About Ocular Therapeutix, Inc.

Ocular Therapeutix, Inc. is a biopharmaceutical company focused on the formulation, development, and commercialization of innovative therapies for diseases and conditions of the eye using its proprietary bioresorbable hydrogel-based formulation technology. Ocular Therapeutix’s lead product candidate, DEXTENZA® (dexamethasone insert), has completed Phase 3 clinical development for the treatment of ocular pain and inflammation following ophthalmic surgery.  The New Drug Application (NDA) for DEXTENZA has a target action date under the FDA Prescription Drug User Fee Act (PDUFA) of December 28, 2018. OTX-TP (travoprost insert) is an intracanalicular insert in Phase 3 clinical development for the reduction of intraocular pressure in patients with primary open-angle glaucoma and ocular hypertension. The Company’s earlier stage assets include OTX-TIC, an extended-delivery travoprost intracameral implant for the reduction of intraocular pressure in patients with glaucoma and ocular hypertension, as well as sustained release intravitreal implants for the treatment of retinal diseases. These intravitreal implants include the development of OTX-TKI, a tyrosine kinase inhibitor (TKI), and, in collaboration with Regeneron, OTX-IVT, an extended-delivery protein-based anti-vascular endothelial growth factor (VEGF) trap. Ocular Therapeutix’s first product, ReSure® Sealant, is FDA-approved to seal corneal incisions following cataract surgery.

Forward Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company, including the development and regulatory status of the Company’s product candidates, such as the

Company’s post-approval studies of ReSure Sealant, the Company’s expectations regarding its communications with the FDA regarding such post-approval studies, including its response to the warning letter regarding ReSure Sealant, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the timing and costs involved in commercializing ReSure® Sealant or any product candidate that receives regulatory approval including the conduct of post-approval studies, the ability to retain regulatory approval of ReSure® Sealant or any product candidate that receives regulatory approval, the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory submissions and approvals, the Company’s scientific approach and general development progress, the availability or commercial potential of the Company’s product candidates, the sufficiency of cash resources, the outcome of the Company’s ongoing legal proceedings and need for additional financing or other actions and other factors discussed in the “Risk Factors” section contained in the Company’s quarterly and annual reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Investors	Media

Ocular Therapeutix	Ocular Therapeutix
Donald Notman	Scott Corning
Chief Financial Officer	Senior Vice President, Commercial
dnotman@ocutx.com	scorning@ocutx.com
or
Westwicke Partners
Chris Brinzey, 339-970-2843
chris.brinzey@westwicke.com